Exhibit 99.1

PULSE BIOSCIENCES ANNOUNCES $65 MILLION PRIVATE PLACEMENT

HAYWARD, Calif. [Business Wire] – May 1, 2023 – Pulse Biosciences, Inc. (Nasdaq: PLSE), a company leveraging its novel and proprietary nanosecond pulsed field ablation (nsPFA™) technology and proprietary CellFX System® for the treatment of atrial fibrillation, today announced that it has entered into a stock purchase agreement with Robert W. Duggan, an experienced life sciences executive and the Company's Executive Chairman, for the purchase of 10,022,937 shares of the Company's common stock at a price of $6.51 per share, a greater than 1% premium over the last reported sale price of the Company's common stock on April 28, 2023, the immediately preceding trading day. Upon the closing of this private placement and sale of these securities, all indebtedness owed by the Company to Mr. Duggan, including the principal balance of $65.0 million and accrued and unpaid interest of approximately $0.25 million, will be cancelled as consideration for the shares.

"Upon closing, this transaction eliminates our debt and this capital will strengthen our balance sheet to provide us greater flexibility to develop both our nsPFA cardiac ablation catheter and cardiac ablation clamp devices," said Kevin P. Danahy, Chief Executive Officer of Pulse Biosciences. "We appreciate Bob’s continued support and leadership. He is a remarkable supporter of our team, technology and mission. We are committed to delivering the clinically differentiated benefits of nsPFA technology for the betterment of as many patients as possible."

Mr. Duggan, who beneficially owns approximately 62% of the Company, will become the beneficial owner of approximately 69% of the Company after giving effect to the private placement.

No warrants will be provided, or other discounts given, to Mr. Duggan in the private placement. At the time of Mr. Duggan’s original loan to the Company in September 2022, the Company’s stock was trading under $1.50 per share. The private placement is being facilitated directly by the Company. Therefore, no investment banking or placement fees are being incurred by the Company. The private placement is expected to close on or about May 8, 2023, subject to the satisfaction of customary preclosing conditions.

This announcement is neither an offer to sell nor a solicitation to buy any securities, nor shall there be any offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The shares of common stock being issued in the private placement have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the potential to improve the quality of life for patients. The Company’s proprietary Nanosecond Pulsed Field Ablation (nsPFA™) technology, a type of Nano-pulse Stimulation or NPS technology, delivers nano-second pulses of electrical energy to non-thermally clear cells while sparing adjacent non-cellular tissue. The Company is actively pursuing the development of its nsPFA technology for use in electrophysiology and the treatment of atrial fibrillation as well as a select few other opportunities currently served by alternative established ablation procedures. Visit pulsebiosciences.com to learn more.

Pulse Biosciences, CellFX, Nano-pulse Stimulation, NPS, nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the expected completion of the announced private placement of securities, statements concerning the Company’s ability to fund its development activities without incurring additional debt, statements concerning the effectiveness of the Company’s nsPFA technology and CellFX System to non-thermally clear cells while sparing adjacent non-cellular tissue, statements concerning the Company’s expected product development efforts, statements concerning customer adoption and future use of the CellFX System to address a range of conditions such as atrial fibrillation, statements about the Company’s future financing opportunities and operating expenses, and Pulse Biosciences’ expectations, whether stated or implied, regarding whether the Company’s nsPFA technology will become a disruptive treatment option for treating cardiac arrhythmias and whether future clinical studies will show the CellFX System is safe and effective to treat atrial fibrillation or any other medical condition, and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

View source version on businesswire.com:

www.pulsebiosciences.com

Pulse Biosciences

Kevin Danahy, Chief Executive Officer

510.241.1077

IR@pulsebiosciences.com

or
Gilmartin Group
Philip Trip Taylor

415.937.5406
philip@gilmartinir.com

Source: Pulse Biosciences, Inc.